Exhibit 10.12

VIRGINIA COMMERCE BANCORP, INC.

EXECUTIVE INCENTIVE PLAN

1. Purpose. The purpose of the Virginia Commerce Bancorp, Inc. Executive Incentive Plan (the “Plan”) is to attract, retain and motivate key employees by providing annual cash incentive awards to designated employees of Virginia Commerce Bancorp, Inc. (the “Company”) and its subsidiaries. The Plan is designed to align key employee interests with the interests of the Company’s stockholders and to create value for the Company through the achievement of corporate, department and individual performance goals that are consistent with appropriate risk management.

2. Annual Plan. The Plan is an annual plan and shall remain in effect until amended or terminated by the Board of Directors. A new plan year shall commence on the first business day of each calendar year.

3. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board of Directors”) based on the recommendations of the Personnel and Compensation Committee (the “Committee”). Based on the recommendation of the Committee, the Board of Directors will have the power and authority to interpret the Plan, select employees to participate in the Plan, establish target bonus amounts and performance goals and weightings under the Plan, determine the achievement of performance goals and assess individual performance, establish guidelines for determining individual bonus awards and rules for the operation and administration of the Plan and make all other necessary or advisable determinations with respect to the Plan. The Board of Directors will also have the power and authority to adjust upward or downward any bonus award earned, in its discretion, in light of such considerations as the Board of Directors may deem relevant and the recommendation of the Committee.

4. Participation. During the first 60 days of a plan year, based on the recommendation of the Committee, the Board of Directors will select key employees of the Company and its subsidiaries to participate in the Plan for the plan year (the “Participants”). Individuals who are hired or promoted after the beginning of a plan year may be designated as Participants for the plan year in the Board of Directors’ discretion, based on the Committee’s recommendation.

5. Bonus Awards. Under the Plan, bonus awards will be earned by the Participants based on the achievement of corporate, department and/or individual performance goals established by the Board of Directors for the plan year. The performance goals and weightings will not be the same for all Participants. The primary corporate goal under the Plan will be the Company’s budgeted amount for net income available to common stockholders for the plan year (the “NI Goal”).

a. Threshold Determination. No bonus awards will be earned under the Plan unless the Company achieves a minimum percentage of the NI Goal for that plan year. Based on the recommendation of the Committee, the Board of Directors will establish this minimum achievement percentage (the “Minimum NI Goal”) during the first 60 days of a plan year.

b. Base Bonus. For each plan year, a Participant will be eligible to earn a base bonus award (the “Base Bonus”) targeted to be an amount equal to a percentage of the Participant’s annual base salary in effect on the date the Target Bonus (as defined herein) is established (the “Base Salary”) without taking into account any subsequent increases or decreases in the Participant’s annual base salary (the “Target Bonus”), subject to increase or decrease based on the achievement of the corporate, department and/or individual performance goals established by the Board of Directors. Based on the recommendation of the Committee, the Board of Directors will establish each Participant’s Target Bonus during the first 60 days of a plan year (or later in the case of a Participant subsequently added to the Plan during the plan year).

c. Add-On Bonus. In addition to any Base Bonus earned under the Plan, the Participant will be eligible to earn an add-on bonus amount if the Company exceeds the NI Goal for the plan year by a selected percentage (the “Excess NI Goal”). Based on the recommendation of the Committee, the Board of Directors will establish the Excess NI Goal during the first 60 days of a plan year. If the Company’s net income available to common stockholders for the plan year equals or exceeds the Excess NI Goal, the Participant will earn an add-on bonus amount (the “Add-on Bonus”) equal to the percentage by which the NI Goal is exceeded multiplied by the Participant’s Base Salary; provided, however, that the Board of Directors may, in its discretion, in light of such considerations as the Board of Directors may deem relevant and the recommendation of the Committee, increase or decrease the percentage of the Add-on Bonus on the same basis for all Participants.

d. Maximum Bonus Award. The maximum bonus award that may be earned by a Participant under the Plan for any plan year, consisting of the Base Bonus plus any Add-on Bonus, is 100% of the Participant’s Base Salary.

6. Performance Goals and Assessment for Base Bonus. The Base Bonus earned by each Participant under the Plan will take into account achievement of the corporate goals, as well as, where appropriate, the Participant’s individual/department goals, and a subjective assessment of the Participant’s individual performance.

a. Allocation of the Performance Assessment. In all cases, a Participant’s “Total Potential Assessment” for a plan year will equal 100%. The assessment criteria for the CEO’s Base Bonus for a plan year will be allocated among the following categories as indicated:

Assessment Percentage
Achievement of corporate goals	80%
Subjective assessment of individual performance	20%

Total Potential Assessment:	100%

The assessment criteria for the Base Bonus of non-CEO Participants for a plan year will be allocated among the following categories as indicated:

Assessment Percentage
Achievement of corporate goals	60%
Achievement of individual/department goals	25%
Subjective assessment of individual performance	15%

Total Potential Assessment:	100%

b. Corporate Goals. The corporate goals will reflect goals of the Company for the plan year and may relate to matters such as net income available to common stockholders, loan and deposit growth, net charge-offs, asset quality, return on equity, return on assets, margins, productivity, soundness or customer satisfaction. The corporate goals may be based on the Company’s budget or other measurement or may be based on a comparison to a peer group. The corporate goals for a plan year will be the same for all non-CEO Participants, but may be different for the CEO. In addition, the NI Goal for a plan year will represent 60% of the CEO’s Total Potential Assessment and 40% of a non-CEO Participant’s Total Potential Assessment. Based on the recommendation of the Committee, the Board of Directors will establish the corporate goals for the CEO and non-CEO Participants during the first 60 days of a plan year.

c. Individual/Department Goals. The individual/department goals for the non-CEO Participants will be different for each Participant and will consist of five different goals for the plan year. Each of the individual/department goals for a plan year will represent 5% of a Participant’s Total Potential Assessment. Based on the recommendation of the Committee, the Board of Directors will establish the individual/department goals for the non-CEO Participants during the first 60 days of a plan year.

d. Subjective Assessment of Individual Performance. In addition to the corporate and individual/department goals, 20% of the CEO’s Total Potential Assessment and 15% of each non-CEO Participant’s Total Potential Assessment will consist of a subjective assessment by the Board of Directors of the Participant’s individual performance for the plan year.

7. Determination of Bonus Payment Amount. Within 60 days following the end of a plan year, based on the recommendation of the Committee, the Board of Directors will review performance against the corporate goals and any individual/department goals established for the Participant, make the subjective assessment of the Participant’s individual performance and determine the amount of the Base Bonus earned, if any, plus the amount of any Add-on Bonus, to be paid to each Participant under the Plan. In making this determination, the Board of Directors may, in its discretion, in light of such considerations as it may deem relevant and the recommendation of the Committee, increase or decrease any payments to which a Participant would otherwise be entitled by such amount or percentage as the Board of Directors deems appropriate. The amount determined to be paid to a Participant for a plan year will be the Bonus Payment Amount, consisting of the Base Bonus and the Add-on Bonus, in each case as adjusted in the Board of Directors’ discretion.

a. Determining Achievement of Corporate and Individual/Department Goals. The performance achievement of the NI Goal will be the percentage of the NI Goal achieved as determined by the Board of Directors. This percentage will be multiplied by the weighting assigned to this corporate goal for the Participant to determine the percentage this goal achievement will contribute to the Participant’s overall achievement of performance goals for the plan year (the “Achieved Goals Percentage”). With respect to the other corporate goals and the individual/department goals whose achievement can be numerically measured, each of which represent 5% of a Participant’s Total Potential Assessment, the Board of Directors’ determination of performance achievement with respect to each such goal will contribute to the Participant’s Achieved Goals Percentage as follows:

Determination of Performance Achievement	Contribution to Achieved Goals Percentage
Less than 80% of goal	0%
80 – 84.9% of goal	1%
85 – 89.9% of goal	2%
90 – 94.9% of goal	3%
95 – 99.9% of goal	4%
100% or more of goal	5%

For individual/department goals whose achievement cannot be numerically measured, each of which represent 5% of a Participant’s Total Potential Assessment, based on the recommendation of the Committee, the Board of Directors will make a subjective determination as to the percentage such individual/department goal achievement will contribute to the Participant’s Achieved Goals Percentage.

b. Subjective Assessment of Individual Performance. In addition to the corporate and individual/department goals, the Board of Directors will assess each Participant’s individual performance for the plan year and will, in its discretion, in light of such considerations as the Board of Directors may deem relevant and the recommendation of the Committee, make a subjective determination of the percent ranging from 0 – 20% for the CEO and ranging from 0 – 15% for the non-CEO Participants that a Participant’s individual performance will contribute to the Participant’s Achieved Goals Percentage.

c. Determination of Base Bonus. Based on the recommendation of the Committee, the Board of Directors will determine the amount of the Base Bonus earned for a plan year for each Participant by totaling the Participant’s Achieved Goals Percentage from the achievement determinations for the corporate goals and any individual/department goals established for the Participant and the subjective assessment of the Participant’s individual performance and multiplying that percentage by the Participant’s Target Bonus, provided that the NI Goal achieved is equal to or exceeds the Minimum NI Goal.

c. Eligibility for Bonus. In the event a Participant’s employment is terminated prior to the end of a plan year for any reason, the Participant will not be entitled to a bonus award under the Plan for that plan year. In the event a Participant’s employment is terminated due to death, total and permanent disability, retirement, involuntary termination without Cause or voluntary termination for Good Reason on or after the end of a plan year but prior to the Payment Date (as defined below) for that plan year, the Participant will be entitled to full payment of the Bonus Payment Amount on the Payment Date. Otherwise, a Participant who is not employed by the Company or a subsidiary on the Payment Date for a plan year shall forfeit his or her bonus award for that plan year unless otherwise determined by the Board of Directors on the recommendation of the Committee.

i. “Cause” for involuntary termination has the meaning set forth in the Participant’s employment agreement or, if not defined therein or if the Participant does not have an employment agreement, means (A) the Participant’s misconduct in connection with the performance of the Participant’s duties which the Company or a subsidiary believes does or may result in substantial harm to the Company or a subsidiary; (B) the Participant’s misappropriation or embezzlement of funds or property of the Company or a subsidiary; (C) the Participant’s fraud or dishonesty with respect to the Company or a subsidiary; (D) the Participant’s failure to perform any of the material duties and responsibilities required by the position (other than by reason of incapacity), including but not limited to meeting the material performance expectations of the Company or a subsidiary, or the Participant’s willful failure to follow reasonable instructions or policies of the Company or a subsidiary, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company or subsidiary in its discretion) to remedy such failure; (E) the Participant’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude; (F) the Participant’s conviction of or entering a guilty plea of no contest with respect to any crime for which imprisonment is a possible punishment; (G) the Participant’s violation in any material respect of any code or standard of behavior generally applicable to officers of the Company or a subsidiary, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company or subsidiary) to remedy such breach or violation; (H) the Participant’s breach of fiduciary duties owed to the Company or a subsidiary; or (I) the Participant’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Company or a subsidiary, in material injury to the Company or subsidiary, monetarily or otherwise.

ii. “Good Reason” for voluntary termination has the meaning set forth in the Participant’s employment agreement or, if not defined therein or if the Participant does not have an employment agreement, means (A) the non-temporary assignment to the Participant of continued duties materially inconsistent with the Participant’s position, authority, duties or responsibilities; or (B) the relocation of the Participant to any other primary place of employment that is located more than fifty (50) miles from the Participant’s assigned place of employment, without the Participant’s express written consent to such relocation, except in connection with the relocation of the Company’s headquarters. Notwithstanding the preceding sentence, “Good Reason” shall not include any resignation by the Participant where Cause for the Participant’s termination by the Company or a subsidiary exists, or an isolated, insubstantial or inadvertent action not taken in bad faith by the Company or subsidiary.

8. Payment of the Bonus Payment Amount. The Bonus Payment Amount shall be paid in cash (the “Payment Date”) pursuant to established payroll practices as soon as practicable following the end of the plan year and determination by the Board of Directors of the Bonus Payment Amount for each Participant, but in no event shall the Payment Date be later than March 15th following the end of a plan year. Any bonus award paid under this Plan shall be subject to all applicable federal, state or local taxes required by law to be withheld.

9. Nonexclusive Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Company or any subsidiary to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either generally applicable or applicable only in specific cases.

10. Nonassignability. Bonus awards may not be transferred, alienated or assigned. In the event of a Participant’s death after the end of a plan year but prior to the Payment Date, the Bonus Payment Amount will be paid to the Participant’s estate.

11. Not an Exempt Plan under Code Section 162(m). The Plan and bonus awards under this Plan are not intended to meet the “performance-based exception” under Section 162(m) of the Internal Revenue Code.

12. Amendment and Termination. The Committee shall review the Plan at least annually and recommend any amendments or revisions thereto which it deems appropriate or desirable, for approval by the Board of Directors. Upon recommendation of the Committee, the Board of Directors of the Company may amend or terminate this Plan at any time.

13. Effectiveness of the Plan. The Plan shall be effective on October 26, 2011 and shall continue indefinitely, subject to the Board of Directors’ right to terminate the Plan.

14. Plan Not a Contract. The Plan shall not be deemed to constitute a contract between the Company and any employee, and nothing contained in the Plan shall confer upon an employee any right to continued employment, nor interfere with the right of the Company or any subsidiary to terminate a Participant’s employment with the Company or subsidiary.

15. Regulatory Limitation. Notwithstanding any other provision of the Plan, neither the Company nor any subsidiary shall be obligated to make, and no Participant shall have the right to receive, any bonus award that would violate any law, regulation or regulatory order applicable to the Company or the subsidiary at the time such payment is due, including without limitation any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System.

16. Clawback. Any bonus award received by a Participant under the Plan is subject to repayment to (i.e., clawback) the Company or a subsidiary as determined by the Board of Directors in the event (i) a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) the result of which is that any bonus award paid would have been a lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable federal and state law. Unless prohibited by Section 409A of the Internal Revenue Code, such repayment may, in the discretion of the Board of Directors, be accomplished by withholding of future compensation to be paid to the Participant by the Company or a subsidiary.

17. TARP Restrictions Applicable to Certain Employees. As a result of the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”), the Company and its subsidiaries are subject to, among other things, the executive compensation requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended from time to time, as such requirements are implemented through the guidance and regulations issued by the U.S. Department of the Treasury with respect to the CPP, as such guidance and regulations may be amended from time to time (collectively, the “CPP Requirements”). The CPP Requirements may prohibit certain employees from earning or receiving a bonus award under the Plan in one or more plan years. The Bonus Payment Amount for any Participant who is subject to the bonus prohibition under the CPP Requirements during a plan year or on the Payment Date for a plan year will be converted into and paid in the form of performance units payable in cash (or such other form of long-term restricted stock award selected by the Board of Directors) under the Company’s 2010 Equity Plan, as permitted by the CPP Requirements. Notwithstanding any other provision of the Plan, the Plan shall be administered, interpreted and construed and, if and where applicable, participation in and awards under the Plan shall be limited, deferred, forfeited, subject to repayment to the Company and/or prohibited in accordance with the CPP Requirements, to the extent legally applicable to a Participant, including without limitation the clawback, the bonus prohibition and the golden parachute prohibitions thereof, and the Board of Directors shall have the right to amend the Plan at any time to effect or document any changes or additions which in its view are necessary or appropriate to comply with the CPP Requirements.

18. Governing Law. The Plan shall be construed and interpreted under the laws of the Commonwealth of Virginia.

Approved by the Personnel and Compensation Committee on October 24, 2011

Approved by the Board of Directors on October 26, 2011